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                                                                    Exhibit 99.1

                            SYNET SERVICE CORPORATION
                      NON-QUALIFIED STOCK OPTION AGREEMENT


     AGREEMENT made this 27th day of March 2000, by and between SYNET SERVICE CORPORATION, a Minnesota corporation (the "Company") and _______________________ an employee of the Company (the "Participant").

     WHEREAS, Participant is a valuable and trusted employee of the Company and the Company considers it desirable and in its best interest that Participant be given an inducement to acquire a proprietary interest in the Company and an added incentive to advance the interests of the Company; and

     WHEREAS, the Company desires to accomplish such objectives by granting Participant the right and option to purchase shares of the Company's Class B non-voting common stock, par value $.01 per share (the "Class B Common Stock") pursuant to the Company's 1996 Stock Option Plan (the "Plan"); and

     WHEREAS, Participant desires to receive the stock option contained in this Agreement and agrees to abide by the terms and conditions of the Plan and this Agreement; and

     NOW, THEREFORE, in consideration of the foregoing premises and the agreements and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Grant of Option. The Company hereby grants to Participant the right and option to purchase all or any part of an aggregate of __________________________ shares of Class B Common Stock (the "Option") on the terms and conditions stated herein. Unless otherwise stated in this Agreement, the Option shall be subject to the terms and conditions of, and administered in accordance with, the Plan. Participant acknowledges that Participant has received a copy of the Plan and is familiar with its terms and conditions.

2. Exercise Price. The exercise price of the Option shall be $____ per share, which is the fair market value of a share of Class B Common Stock on the date hereof.

3. Vesting Schedule. The Option shall vest and become exercisable over _________ period in accordance with the following schedule:

        No. of Shares Subject to Option                Date Vested
        -------------------------------                -----------

Optional Language (Not in every option grant)
[In the event an Extraordinary Corporate Transaction (including any consolidation, merger, or other transaction or series of transactions) is consummated by the Company, it being understood that the Extraordinary Corporate Transaction is not a transaction in which the Company is the surviving corporation or maintains majority control, this entire option will vest immediatley upon consummation of the Extraordinary Corporate Transaction.]



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Participant acknowledges and agrees that the grant of the Option herein does not make Participant a shareholder of the Company and Participant shall have no rights whatsoever with respect to dividends or other rights of any kind related to or associated with the Class B Common Stock until such shares shall have been issued to Participant as evidenced by the appropriate entry in the stock ledger books of the Company.

4. Manner of Exercise. Once vested, Participant may exercise the vested Option at any time, in whole or in part, by providing written notice to the Company which states the number of shares of Class B Common Stock with respect to which the Option is being exercised and is accompanied by cash, bank draft, or money order made payable to the Company in an amount equal to the number of shares of Class B Common Stock being purchased times the exercise price as stated in
Section 2 above. The Option may also be exercised, if approved by the Board of Directors of the Company, in whole or in part, by delivery to the Company of unencumbered shares of Class B Common Stock having an aggregate fair market value, as determined by the Board, equal to the total exercise price of the Option being exercised. Within thirty (30) days after the Company receives such notice and payment, it shall deliver to Participant a certificate evidencing the shares of Class B Common Stock so purchased, registered in Participant's name. As a condition to the exercise of the Option, Participant shall be required to execute and be bound by the terms and conditions of a buy-sell, or similar stock repurchase agreement by and among the Company and its shareholders.

5. Termination of Options. The Option provided by this Agreement shall terminate at 5:00 p.m., Central Time, on the tenth anniversary of the date of this Agreement.

6. Certain Adjustments. If the outstanding shares of Class B Common Stock of the Company are hereafter are increased or decreased by reason of a stock split-up, reverse stock split, combination of shares, or other similar transaction, the Company shall make the same adjustment in the number and kind of shares which are purchasable pursuant to the Option hereunder.

7. Compliance with Securities Laws. Participant acknowledges that neither the Option granted hereunder nor the shares of Class B Common Stock purchasable in accordance therewith are or will be registered under the Securities Act of 1933, as amended (the "Act") or the applicable securities laws of any state. Participant represents, warrants, and covenants that he or she is acquiring the Option, and will acquire the shares upon exercise thereof, for investment only and not with a view to, or for resale in connection with, any distribution or public offering of the Option or the share within the meaning of the Act or any applicable state securities laws. Participant acknowledges that the Option and the shares which may be acquired upon exercise of the Option may not be transferred or resold without registration under the Act and any applicable state securities laws or the existence of an exemption from such registration requirements. Participant agrees that the Company may place a stop transfer order on the Company's books barring the transfer of the shares to be acquired upon exercise of the Option until there is compliance with the registration requirements of the Act and any applicable state securities laws or until the Company is satisfied that an exemption from such registration requirements is applicable to any proposed transfer. All certificates issued to Participant evidencing shares purchased will bear a legend describing the existence of the restrictions on the transfer of the shares imposed as a result of the registration requirements of the Act and applicable state securities laws. As a result of these restrictions, the Participant may have to hold the shares


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indefinitely, and confirms that he or she is capable of bearing the economic risks of an investment in shares of the Company and by reason of his or her knowledge and experience in financial and business matters in general, and investments in particular, has evaluated the merits and risks of an investment therein.

8. Limitations on Transfer of Options. No right or Interest of Participant in the Option prior to its exercise shall be assignable or transferable by Participant, whether voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, including execution, levy, garnishment, attachment, pledge, divorce or bankruptcy, except by will or the laws of descent and distribution subject to the other provisions hereof.

9. Death and Termination of Employment.

     9.1 Death and Disability. In the event of the death or disability of Participant while an employee of the Company, the Option, to the extent vested and not theretofore exercised, and as hereinafter limited, may be exercised in full or in part by (i) the estate of Participant or by a person who acquired the right to distribution from Participant in the event of death, or (ii) the Participant in the event of disability, in each case at any time, or from time to time, with (and in no event after) three (3) months after the date of Participant's death or disability, as the case may be, but not later than the date on which the Option would otherwise expire. For purposes of this provision "disability" shall mean the physical or mental inability of Participant to perform his duties for a period of three (3) months as determined by an independent physician approved by the Company.

     9.2 Termination without Cause. If the Participant's employment is terminated by the Company without cause or by the Participant by reason of registration, the Option held by Participant, to the extent vested and not therefore exercised and as hereinafter limited, may be exercised in full or in part at any time or from time to time, within one hundred eighty (180) days after the effective date of such termination or such later date as the Committee may determine but in either case not later than the date on which the Option would otherwise expire.

     9.3 Termination for Cause. If the Participant's employment is terminated for "Cause," as such term is defined in the Plan, the Participant shall, upon such termination, cease to have any right to exercise the Option. In addition, the Company shall have the right and option to buy back from Participant all shares of Common Stock issued to Participant upon Participant's exercise of the Option at a price equal to the lower of (i) the fair market value of such stock on the date of such termination determined by the Board in its sole discretion, or (ii) as set forth in a buy-sell agreement between Participant, the Company and its other shareholders.

     9.4 Board Modification. The Board shall have the unilateral right to modify any of the foregoing provisions to grant the Participant a longer period of time in which to exercise the Option, in its sole discretion.

10. Participant's Covenants Re-Affirmed. In consideration of the other provisions of this Agreement, Participant hereby re-affirms to the Company, the covenants made by Participant in that certain Employment Agreement dated ____________________ between Participant and the Company, the existence, validity and substance of which Participant hereby acknowledges. The

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Company agrees that the restrictions contained in such agreement shall not apply to the Participant's purchases of stock in a publicly held company.

11. No Offer of Employment. This Agreement does not constitute any offer of employment to Participant for any period of time.

12. Miscellaneous. This Agreement shall not be altered or amended by a writing signed by the parties hereto. If any of the covenants or provisions of this Agreement are held to be invalid or unenforceable, the remaining parts will nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included. In the event that any provision relating to time periods and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period and/or areas such court deems reasonable and enforceable, said time periods and/or areas of restriction shall be deemed to become and thereafter be the maximum time periods and/or areas which such court deems reasonable and enforceable. This Agreement shall be subject to, and governed by, the laws of the State of Minnesota irrespective of the fact that Participant is, or may become, a resident of a different state.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:                                 SYNET SERVICE CORPORATION



                                         By:
                                            Michael J. Wethington
                                            President





PARTICIPANT:








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